Exhibit 99.1

Red Hat, Inc.

Stock Ownership Policy for Directors and Senior Executives

Dated as of March 1, 2010

Each non-employee director, the CEO and each executive vice president and senior vice president who reports directly to the CEO (each, a “covered individual”) is required during the term of his or her service with Red Hat to either hold the applicable number of shares of Red Hat common stock set forth under the Stock Ownership Guidelines or comply with the Retention Requirement set forth below. This policy applies to shares of Red Hat common stock acquired under any Red Hat equity compensation plan. This stock ownership policy is administered and interpreted by the Compensation Committee of Red Hat’s Board of Directors.

Stock Ownership Guidelines

Ownership levels were established based on a multiple of the average annual base salary for the office held, in the case of executives, and a multiple of the annual cash retainer in the case of directors.

Status	Ownership Guideline
CEO	140,000
EVP	33,000
SVP	18,000
Non-employee director	10,000

Retention Requirement

Unless the applicable guideline is satisfied, a covered individual is required to retain an amount equal to 50% of the net shares of Red Hat common stock realized from any equity awarded after the date of this policy. “Net shares” are those shares that remain after shares are sold or netted to pay withholding taxes and the exercise price of stock options, if applicable.

Counting Shares Owned

All shares of Red Hat common stock owned by a covered individual, or held in trust for the economic benefit of a covered individual or an immediate family member of a covered individual, whether acquired through open market purchase, vesting of restricted stock or performance share units, or stock option exercise, all vested deferred stock units and 30% of unvested restricted stock awards and unvested deferred stock units shall count towards satisfaction of the applicable guideline.

Exceptions

Relief from this policy may be granted in special circumstances, including without limitation financial hardship, compliance with a court order, educational expenses, and estate planning, at the sole discretion of Red Hat’s Compensation Committee, following a written request by a covered individual.